CONTACT:	Daniel T. Hendrix
Chairman and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

Bruce Brooks, Interface, Inc.
(404) 543-3530, bruce.brooks@interface.com

FOR IMMEDIATE RELEASE

INTERFACE REPORTS SECOND QUARTER 2015 RESULTS
-- Sales in Local Currencies Increased 10.4% Year Over Year --
-- Operating Margin Expanded 330 Basis Points to 12.6% --
-- Earnings Per Share of $0.33 Versus $0.20 in Prior Year Period --

ATLANTA, Georgia, July 29, 2015 – Interface, Inc. (Nasdaq: TILE), a worldwide carpet tile company and global leader in sustainability, today announced results for the second quarter ended July 5, 2015.

"Consistent with our strategy, we are driving improvement in profitability by expanding gross margins and taking share in a rebounding corporate office market," said Daniel T. Hendrix, Chairman and Chief Executive Officer of the Company.  "In local currencies, our sales were up a healthy percentage across all divisions, primarily due to robust corporate office segments in the U.S. and Europe as well as our continued resurgence in Australia.  We increased gross margins dramatically in each of our business units, as a result of our lean manufacturing initiatives, higher manufacturing volume, improved selling prices, and lower raw material costs and usage.  As anticipated, currency headwinds took a heavy toll on our top line and operating income, but we still finished with earnings per share that tied our all-time record in the fourth quarter of 2007."
SECOND QUARTER 2015 FINANCIAL SUMMARY & HIGHLIGHTS

Sales:  With foreign currency held neutral, sales in the 2015 second quarter increased 10.4% to $287.7 million, versus $260.6 million in the prior year period.  As reported in U.S. dollars, sales for the second quarter of 2015 were up 1.2% to $263.6 million.
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Second quarter sales in our Americas business increased 9.5% on a currency neutral basis compared with the prior year period, led by the continued rebound of the corporate office market (up 12%), along with more modest gains in non-office segments (up 3% in the aggregate).  Within the non-office segments, sales improvements in the education (up 9%), hospitality (up 55%) and government (up 4%) markets were partially offset by declines in the retail (down 12%) and healthcare (down 9%) segments.  FLOR recorded its highest ever second quarter sales, up 3.9% compared with the second quarter last year, primarily due to improvements in web sales.  Currency fluctuations negatively impacted 2015 second quarter sales in the Americas by approximately $3.9 million, resulting in a year over year gain of 7.0% in U.S. dollars.

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In local currency, our Europe business had the highest growth rate, with sales up 15.7%, mainly due to strength in the U.K., Ireland and Germany.  The increase in local currency was driven by the corporate office market (up 21%), partially offset by a modest decline in non-office segments (down 3% in the aggregate), mostly due to austerity measures within the government sector.  Currency had a $15.7 million negative impact on our 2015 second quarter sales in Europe, resulting in a year over year decline of 6.6% in U.S. dollars.

•
Our sales in the Asia-Pacific region in the second quarter of 2015 were up 4.1% in local currency compared with the prior year period, led mainly by 14% growth in Australia and 6% growth in China, offsetting a 35% decline in Southeast Asia.  In U.S. dollars, our Asia-Pacific sales in the second quarter of 2015 were down 6.2%, mostly due to a $4.2 million negative currency impact in Australia.

Operating Income:  Second quarter 2015 operating income increased to $33.2 million, up 330 basis points to 12.6% of sales, compared with $24.3 million, or 9.3% of sales, in the second quarter last year.  Currency fluctuation negatively impacted 2015 second quarter operating income by $3.4 million.  Gross profit margin was 38.4% in the second quarter of 2015, up 370 basis points compared with 34.7% in the prior year period.  SG&A expenses were $68.0 million, or 25.8% of sales, in the second quarter of 2015, versus $66.0 million, or 25.3% of sales, in the second quarter of 2014.  The year over year SG&A percentage increase was due to higher incentives as a result of the improved performance levels in the current period.

Net Income:  Net income during the second quarter of 2015 increased to $21.7 million, or $0.33 per share, compared with net income of $13.1 million, or $0.20 per share, in the second quarter last year.

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, "We're seeing strong demand in almost all areas of our operating footprint, and market data shows that we're gaining significant market share in the U.S. and Europe.  We're also regaining market share in Australia, with our plant now fully operational versus the prior year and more than offsetting the negative currency impacts on its gross margin.  Our business generated a substantial amount of cash during the quarter, versus a similar sized use of cash in the second quarter last year.  In the back half of the year, SG&A expenses will remain an area of focus for us, as we continue to strike an appropriate balance between cost control and funding a few select growth initiatives in burgeoning markets."

YEAR TO DATE 2015 FINANCIAL RESULTS

Sales:  For the first six months of 2015, sales increased 4.4% to $500.5 million, compared with $479.6 million in the first six months last year.  On a currency neutral basis, sales in the first half of 2015 were $543.8, up 13.4% compared with the first half of 2014.

Operating Income:  Operating income for the 2015 six-month period was $54.6 million, or 10.9% of sales, versus $36.4 million, or 7.6% of sales, in the first six months of 2014.  In the first six months of 2015, currency fluctuations had a negative impact of $5.6 million on operating income.

Net Income:  The Company reported net income of $34.0 million, or $0.51 per share, for the first six months of 2015.  This compares with net income of $17.1 million, or $0.26 per share, in the first six months of 2014.

Mr. Hendrix concluded, "While we're pleased with our reported improvements across almost all financial metrics, the negative currency impacts are masking much of the underlying health and growth of our business.  For example, as reported in U.S. dollars, second quarter orders were down 1% year over year, but were actually up 7% to $300 million on a currency neutral basis versus a record prior year comparison, which points to continuing strong demand.  Based on the rebound we're seeing in the corporate office markets in the U.S. and Europe, which seem to be in the early stages of recovery, along with potential market share gains, we believe we have headroom for additional sales growth in the second half of the year.  We remain focused on innovations throughout the organization, particularly in manufacturing and new product development.  We also believe our gross margin is sustainable, and perhaps could see further improvement as our strategic initiatives continue to take hold.  Notwithstanding the currency headwinds, we're proud of the progress we've made on profit enhancement and we're excited about our prospects for the remainder of the year."

Webcast and Conference Call Information

The Company will host a conference call tomorrow morning, July 30, 2015, at 9:00 a.m. Eastern Time, to discuss its second quarter 2015 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the conference call live over the Internet at the following address:
http://edge.media-server.com/m/p/vs2wmxpo or through the Company's website at:
http://www.interfaceglobal.com/Investor-Relations.aspx. The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world's largest manufacturer of modular carpet, which it markets under the Interface and FLOR brands. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading "Risk Factors" included in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2014, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings "Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings," "We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do," "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely," "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations," "The worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations," "Concerns regarding the European sovereign debt crisis and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, or the potential dissolution of the euro entirely, could adversely affect our business, results of operations or financial condition," "Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers," "Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us," "We have a significant amount of indebtedness, which could have important negative consequences to us," "The market price of our common stock has been volatile and the value of your investment may decline," "Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets," and "Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock."  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW –

Consolidated Condensed Statements of Operations	Three Months Ended		Six Months Ended
(In thousands, except per share data)	7/5/15	6/29/14	7/5/15	6/29/14

Net Sales	$263,637	$260,624	$500,541	$479,616
Cost of Sales	162,385	170,239	313,857	314,545
Gross Profit	101,252	90,385	186,684	165,071
Selling, General & Administrative Expenses	68,033	66,042	132,065	128,701
Operating Income	33,219	24,343	54,619	36,370
Interest Expense	1,790	5,420	3,678	10,918
Other Expense (Income)	(446)	(128)	826	(154)
Income Before Taxes	31,875	19,051	50,115	25,606
Income Tax Expense	10,153	5,980	16,071	8,510
NET INCOME	$21,722	$13,071	$34,044	$17,096

Earnings Per Share – Basic	$0.33	$0.20	$0.51	$0.26

Earnings Per Share – Diluted	$0.33	$0.20	$0.51	$0.26

Common Shares Outstanding – Basic	65,995	66,473	66,208	66,472
Common Shares Outstanding – Diluted	66,044	66,550	66,253	66,558

Orders from Continuing Operations	$277,700	$280,700	$537,200	$520,800

Consolidated Condensed Balance Sheets
(In thousands)	7/5/15	12/28/14
Assets
Cash	$71,821	$54,896
Accounts Receivable	137,546	157,093
Inventory	164,205	142,167
Other Current Assets	31,606	30,512
Total Current Assets	405,178	384,668
Property, Plant & Equipment	216,681	227,347
Other Assets	148,306	162,899
Total Assets	$770,165	$774,914

Liabilities
Accounts Payable	$56,273	$49,464
Accrued Liabilities	80,421	94,323
Current Portion of Long-Term Debt	7,500	--
Total Current Liabilities	144,194	143,787
Long-Term Debt	251,615	263,338
Other Long-Term Liabilities	58,457	61,150
Total Liabilities	454,266	468,275
Shareholders' Equity	315,899	306,639
Total Liabilities and Shareholders' Equity	$770,165	$774,914

Consolidated Condensed Statements of Cash Flows	Three Months Ended				Six Months Ended
(In millions)	7/5/15		6/29/14		7/5/15		6/29/14

Net Income		$21.7		$13.1		$34.0		$17.1
Depreciation and Amortization		7.8		6.7		15.5		13.3
Stock Compensation Amortization		4.6		0.5		9.1		2.7
Deferred Income Taxes and Other Non-Cash Items		4.9		0.4		9.3		0.2
Change in Working Capital
Accounts Receivable	(14.7)		(20.5)		15.2		(12.4)
Inventories	(4.8)		(2.0)		(27.1)		(21.9)
Prepaids and Other Current Assets	2.7		(0.1)		(2.3)		(0.1)
Accounts Payable and Accrued Expenses	6.5		5.3		(2.8)		1.9
Cash Provided from Operating Activities		28.7		3.4		50.9		0.8
Cash Used in Investing Activities		(8.1)		(13.7)		(12.6)		(23.7)
Cash Used in Financing Activities		(8.1)		(2.4)		(18.5)		(0.2)
Effect of Exchange Rate Changes on Cash		0.2		0.2		(2.9)		0.2
Net Increase (Decrease) in Cash		$12.7		$(12.5)		$16.9		$(22.9)

Reconciliation of Non-GAAP Performance Measures to
GAAP Performance Measures
(In millions, except per share amounts)

Three Months Ended 7/5/15
Net Sales with Foreign Currency Held Neutral	$287.7
Impact of changes in foreign currency	24.1
Net Sales As Reported	$263.6

Six Months Ended 7/5/15
Net Sales with Foreign Currency Held Neutral	$543.8
Impact of changes in foreign currency	43.3
Net Sales As Reported	$500.5

Three Months Ended 7/5/15
Operating Income with Foreign Currency Held Neutral	$36.6
Impact of changes in foreign currency	3.4
Operating Income As Reported	$33.2

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period.  However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.  Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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